                                                               EXHIBIT (a)(1)(G)

[FORM OF ELECTRONIC OR FACSIMILE REMINDER TO EMPLOYEES]

[Communication to be in email or facsimile format]

To: [option holder]

REMINDER -- OFFER TO EXCHANGE EXPIRATION DATE IS APPROACHING

Our records indicate that you have not returned an Election Form either accepting or declining AXT's recent offer to exchange certain of your stock option grants. Whether or not you elect to exchange any of your Eligible Options, you should either mark the "YES" or "NO" box on the Election Form, attach your Personnel Option Status report on which you have circled any options you elect to exchange, sign the Election Form and return it by hand delivery or courier to Kirk Lowe at AXT, Inc., 4281 Technology Drive, Fremont, California 94538, or by facsimile at (510) 438-4793.

ALL ELECTION FORMS MUST BE RETURNED NO LATER THAN 9:00 P.M., PACIFIC TIME, ON JUNE 24, 2003. UNLESS THE DEADLINE IS EXTENDED BY AXT, THERE WILL BE NO EXCEPTIONS TO THIS DEADLINE. IF YOU DO NOT RETURN AN ELECTION FORM, NONE OF YOUR ELIGIBLE OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE OPTIONS WILL CONTINUE UNDER THEIR CURRENT EXERCISE PRICE AND TERMS.

If you have any questions, please contact Kirk Lowe at (510) 683-5900, extension 208.